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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 August 28, 1997
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               Date of Report (Date of earliest event reported)

                               COSTILLA ENERGY, INC.
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            (Exact name of registrant as specified in its charter)

          Delaware                     0-21411              75-2658940
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(State or other jurisdiction)  (Commission File Number)   (IRS Employer
                                                        Identification No.)

                        400 West Illinois, Suite 1000
                              Midland, Texas 79701
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                   (Address of principal executive offices)

                                (915) 683-3902
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             (Registrant's telephone number, including area code)

                                      N/A
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        (Former name or former address, if changed since last report)

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On August 28, 1997, Costilla Energy, Inc. (the "Registrant") closed an acquisition of oil and gas properties from Ballard Petroleum LLC ("Ballard"), by assignment of interests pursuant to a purchase and sale agreement by and between the Registrant and Ballard dated July 2, 1997. Ballard continues to own a minority interest in such properties. The oil and gas properties acquired are located primarily in the Rocky Mountain region of the United States and consist of approximately 6.0 million barrels of oil equivalent of proved reserves and 160,000 net acres of undeveloped properties. The Registrant also acquired from Ballard 150 square miles of 3-D seismic data and 42,000 miles of 2-D seismic data in the Powder River Basin of Wyoming and the Paradox Basin of Colorado. The purchase price for the acquired properties was approximately $38 million, paid in cash at the closing, plus up to $3 million payable on or before May 1, 1998 in the form of a tax reimbursement to Ballard. The price was determined based upon negotiations between the parties and a review of reserve, production, projected cash flow and similar information relating to the properties. The funding of the purchase price was provided pursuant to two credit facilities between the Registrant and Bankers Trust Company (the "Lender"): (1) an acquisition credit facility for $30 million (the "Acquisition Facility"), and (2) a new revolving line of credit (the "Revolving Facility"), which replaced the Registrant's prior credit facility. The closing of the Acquisition Facility and the Revolving Facility occurred contemporaneously with the closing of the acquisition from Ballard.

     Prior to the above-described acquisition neither the Registrant nor any of its affiliates, officers, or directors (or any associates of its officers or directors) had any relationship with Ballard. In connection with the acquisition, the Registrant and Ballard have entered into that certain Acquisition and Exploration Agreement which establishes an area of mutual interest between the parties (the "AMI"). Ballard will operate the properties within the AMI and the parties agree to jointly acquire, explore and develop properties within the AMI. In addition to its share of acquisition, exploration and development costs, the Registrant will pay sixty percent (60%) of Ballard's general and administrative expenses. The Agreement expires on June 30, 2002.

ITEM 5.  OTHER EVENTS

     The Acquisition Facility is a term loan in the amount of $30 million and is subject to a borrowing base to be redetermined at least semi-annually. Borrowings under the Acquisition Facility bear interest, at the Company's option, at a floating rate which is above the Lender's prime rate or the applicable Eurodollar rate. Interest is payable quarterly as to base rate loans, and at the end of the applicable interest period as to Eurodollar rate loans. Principal payments commence in February 1998, and are $1.7 million quarterly for the first year and $1.4 million each quarter thereafter for two years, with a balloon payment of 40% due at maturity, February 28, 2001. Borrowings under the Acquisition Facility are secured by the assets acquired from Ballard.

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The Revolving Facility provides for a maximum availability of $75.0 million, with an initial borrowing base of $50.0 million. The Company utilized funds available under the Revolving Facility to fund the remaining portion of the acquisition from Ballard. Borrowings under the Revolving Facility bear interest at the Company's option at a floating rate which is at or above the Lender's prime rate or the applicable Eurodollar rate, depending on the percentage of committed funds which have been borrowed. Interest is payable quarterly as to base rate loans, and at the end of the applicable interest period as to Eurodollar rate loans. The borrowing base of the Revolving Facility is automatically reduced by 5% each quarter beginning in August 1999, and payments of principal are required in each such quarter in which the outstanding principal balance is greater than the reduced borrowing base. The remaining balance is payable on August 28, 2002, the maturity date of the Revolving Facility. Under the Revolving Facility, the Company is obligated to pay certain fees to the Lender, including a commitment fee based on the unused portion of the commitment. The Revolving Facility contains customary restrictive covenants (including restrictions on the payment of dividends and the incurrence of additional indebtedness) and requires the Company to maintain (i) a current ratio of not less than 1.0 to 1.0 on or after September 30, 1997, (ii) a ratio of EBITDA to interest expense of not less than 2.25 to 1 until September 30, 1997 and thereafter 2.5 to 1, and
(iii) a minimum tangible net worth. Borrowings under the Revolving Facility are secured by substantially all of the assets of the Company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     It is impracticable to provide the financial statements and pro forma financial information required by this item 7 at this time. Such financial statements will be filed as an amendment to this Form 8-K as soon as the same are available, but in no event later than 60 days from the date hereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        COSTILLA ENERGY, INC.


September 12, 1997                 By:  /s/ Bobby W. Page
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                                        Bobby W. Page, Senior
                                        Vice President and
                                        Chief Executive Officer


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